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W. THOMAS CONNER
DIRECT LINE: 202.383.0538
Internet: Thomas.conner@sablaw.com

                               December 26, 2006

VIA EDGAR

Michael L. Kosoff
Division of Investment Management
Office of Insurance Products
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

    RE: Registration Statements on Form N-4 for: MetLife Investors USA Insurance Company and MetLife Investors USA Separate Account A (File No. 333-137968); and First MetLife Investors Insurance Company and First MetLife Investors Variable Annuity Account One (File
         No. 333-137969)

Dear Mr. Kosoff:

   Revisions to the above-referenced registration statements in response to your comments on December 22, 2006 will be made in the prospectuses filed pursuant to Rule 497(c) under the Securities Act of 1933.

   If you have any questions, please contact Tom Conner at (202) 383-0590.

                                                  Yours truly,

                                                  /s/ W. Thomas Conner
                                                  -----------------------------
                                                  W. Thomas Conner